Exhibit 16.1

Retiring Auditor's Letter

CHISHOLM, BIERWOLF & NILSON
Certified Public Accountants
A Limited Liability	533 W. 2600 S., Suite 25	Office (801) 292-8756
Partnership	Bountiful, Utah 84010	Fax (801) 292-8809

April 26, 2007

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentlemen

We have read Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K/A  dated April 25, 2007 of Family Healthcare Solutions, Inc. filed with the Securities and Exchange Commission on or about April 26, 2007, and are in agreement with the statements contained therein as they relate to our firm.

Yours truly,

/s/ Chisholm, Bierwolf & Nilson
CHISHOLM , BIERWOLF & NILSON